                                                                    EXHIBIT 10.6


                    AMENDED AND RESTATED MARKETING AGREEMENT


        THIS AGREEMENT, is made and entered into effective as of June 1, 2003 by and between CARGILL, INCORPORATED, a Delaware corporation with principal offices and place of business at 15407 McGinty Road West, Wayzata, Minnesota 55391 ("Cargill"), THE ANDERSONS, INC., an Ohio corporation with principal offices and place of business at 480 W. Dussel Drive, P.O. Box 119, Maumee, Ohio 43537 ("TAI") and The Andersons Agriculture Group, L.P., an Ohio limited partnership with principal offices and place of business at 480 W. Dussel Drive, Maumee, Ohio 43537 ("TAAG," or "TAI" with respect to all time periods after May 1, 2000)
..

        WHEREAS, Cargill and TAI entered into that certain Marketing Agreement dated June 1, 1998;

        WHEREAS, the Marketing Agreement was assigned by TAI to TAAG, without releasing TAI of its rights, obligations and responsibilities, and to which Cargill gave its consent, effective as of May 1, 2000;

        WHEREAS, the Initial Term of the Marketing Agreement has transpired, and the parties wish to extend such Marketing Agreement for another five (5) year term with certain amendments to apply to such subsequent term, and any future subsequent terms, if any, as set forth in this Amended and Restated Marketing Agreement;

        WHEREAS, Cargill has leased its two grain handling facilities located in Toledo and Maumee, Ohio (the "Leased Facilities") to TAI by lease agreement dated June 1, 1998, and extended by Letter Agreement dated May 30, 2003 and by electronic mail dated July 2, 2003 (the "Lease Agreement");

        WHEREAS, TAI intends to use TAI's existing two grain handling facilities at Toledo and Maumee, Ohio (the "TAI Facilities") and the Leased Facilities (collectively, the "Facilities") for the primary purpose of originating grain in the Toledo and Maumee, Ohio area (the "Toledo Grain"); and

        WHEREAS, TAI intends to sell the Toledo Grain to Cargill, and Cargill intends to purchase from TAI and merchandise the Toledo Grain;

        NOW, THEREFORE, in consideration of the foregoing and the mutual terms and conditions hereinafter set forth, Cargill and TAI mutually agree as follows:

                                    ARTICLE I
                              TERM AND TERMINATION

        1.1 TERM. The initial term of this Agreement shall commence on June 1, 1998 (the "Effective Date") and shall continue through May 31, 2003 (the "Initial Term"), subject to the termination provisions below. The second term of this Agreement shall commence on June 1, 2003, and shall continue through May 31, 2008 (the "Second Term"), subject to the termination provisions below. This Agreement shall automatically renew for consecutive five (5) year periods unless either party provides notice to the other party at least six (6) months prior to the expiration of the then current term of such party's intent to terminate or modify this Agreement. If a party provides such notice of its intent to modify the Agreement for purposes of renewal, and the other party has not provided notice of termination pursuant to this Section 1.1, then the parties shall negotiate in good faith a renewal of this Agreement. In the event that the parties are unable to negotiate a mutually agreeable renewal prior to the expiration of the Initial Term, Second Term or the then current term, as applicable, this Agreement shall terminate without further notice at the expiration of such term.

    1.2 TERMINATION.

        (a) If the Lease Agreement is terminated for any reason, the Initial Term, Second Term or the then current term of this Agreement, as applicable, shall automatically terminate without notice. The Lease Agreement, which is incorporated herein by this reference, is attached hereto as Exhibit A.

        (b) Either party may terminate this Agreement prior to the expiration of the Initial Term, Second Term or renewal term, if any, following any material breach of this Agreement by the other party if the breaching party fails to remedy such breach within thirty (30) days after receiving from the non-breaching party written notice of the breach specifying the basis on which such breach is claimed.

        (c) This Agreement shall terminate upon written notice by either party to the other in the event that the notified party shall file a voluntary petition in bankruptcy, or shall be adjudicated as a bankrupt pursuant to an involuntary petition, or shall suffer appointment of a temporary or permanent receiver, custodian, or trustee for its business or for all or substantially all of its assets, or shall make an assignment for the benefit of creditors.

        (d) In the event that one or more third parties purchases TAI's stock in an amount sufficient to significantly affect or change control of TAI, or one or more third parties takes any action that does significantly affect the control of TAI, Cargill may in its sole discretion either continue or terminate this Agreement. For purposes of this Agreement, "control" shall mean (a) the direct or indirect ownership of more than fifty percent (50%) of the total voting securities of every class or other voting evidences of ownership interest of TAI, or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of TAI. If Cargill elects to terminate this Agreement under this provision, Cargill must provide written notice to TAI of its election to terminate not more than fifteen (15) days after public announcement or after TAI has provided written notice to Cargill of any public filing with the Securities Exchange Commission. TAI shall have no right to terminate this Agreement under this Section 1.2 (d) herein.

        (e) Termination of this Agreement shall not affect any obligation of either party accrued prior to the effective date of such termination.

    1.3 CONTINUING OBLIGATIONS. Upon the expiration or termination of this Agreement, for a period of two (2) years from the date of such expiration or termination, Cargill shall have both a right of first refusal and a right of last refusal to purchase from TAI at a mutually agreed market price, 50% of the grain put through the TAI Facilities for the first year of the two year period, and 25% of the grain put through the TAI Facilities for the second year of the two year period; provided, however, that this provision shall not apply to grain sold to those customers with whom TAI maintains direct trading relationships during the term of this Agreement. If the parties cannot mutually agree to the market price, the market price shall be determined by an independent third party, mutually agreeable to both parties.

                                   ARTICLE II
                       GRAIN ORIGINATION AND MERCHANDISING

    2.1 OBLIGATION OF BOTH PARTIES. Both parties have the obligation to maximize net income of the Facilities. As a means to this, Cargill will maintain control of the grain merchandising function, while TAI will maintain control of the grain origination and facility operation functions. Communications between the parties regarding such obligation of both parties shall be conducted in accordance with the Guidelines as defined in Section 8.1 herein.

    2.2 ORIGINATION. TAI shall use its best efforts throughout the duration of the Initial Term, Second Term, and all subsequent renewal terms, if any, to maximize origination of the Toledo Grain. TAI shall use the Facilities for the primary purpose of originating the Toledo Grain. Any other intended use by TAI of the Facilities to generate income shall be promptly communicated to Cargill and shall be subject to Cargill's approval, which shall not be unreasonably withheld. For purposes of this Section 2.2, it shall not be unreasonable for Cargill to withhold approval if TAI's intended use may cause a default in the IRB Lease as defined in the Lease Agreement. TAI shall have sole discretion to establish the price at which TAI purchases the Toledo Grain in connection with TAI's origination activities.

    2.3 SALE/PURCHASE OF THE TOLEDO GRAIN. Subject to the terms and conditions set forth in this Agreement, TAI agrees to sell to Cargill and Cargill agrees to purchase from TAI the Toledo Grain for the duration of the Initial Term and all subsequent renewal terms, if any. Cargill shall have sole discretion to determine when Cargill shall purchase and at what price Cargill shall purchase the Toledo Grain from TAI. These decisions shall be made with full consideration of origination, logistic and grain quality factors as represented in good faith by TAI. During the term of this Agreement, TAI will not sell the Toledo Grain to any person or entity other than Cargill pursuant to the terms of this Agreement. Cargill and TAI shall execute Cargill's standard purchase contract ("Purchase Contract") to effectuate each respective sale of the Toledo Grain. The terms and conditions on the front and back sides of the Purchase Contract shall govern the transaction to the extent that such terms and conditions do not conflict with the terms of this Agreement in which case this Agreement shall govern. A copy of the Purchase Contract is attached hereto as Exhibit B.

    2.4 TOLEDO GRAIN EXCEPTIONS. TAI will remain fully active in the NS rail markets as such markets relate to facilities other than the Facilities which are the subject of this Agreement, and no NS rail sales will be offered by TAI for the Toledo Grain. Should an opportunity arise wherein TAI desires to purchase certain amounts of Toledo Grain, TAI may contact Cargill's merchandising contact for this Agreement with a bid. Further, TAI may direct trading relationships with certain customers as mutually agreed by the parties.

    2.5 GRAIN MERCHANDISING. Cargill shall use its best efforts throughout the duration of the Initial Term, Second Term, and all subsequent renewal terms, if any, to promote the sale of and to merchandise the Toledo Grain. Except as otherwise provided herein, Cargill shall have sole authority to merchandise the Toledo Grain into both export and domestic markets, and accordingly TAI shall not communicate with any of Cargill's customers regarding the sale of the Toledo Grain except as provided herein, or as mutually agreed by the parties.

                                   ARTICLE III
                                 OPEN CONTRACTS

    3.1 Cargill agrees to assign, deliver, and transfer to TAI on the Effective Date, and TAI agrees to accept from Cargill, on the Effective Date, all right, title, and interest of Cargill in and to all executory contracts for the purchase of grain (the "Open Contracts") by Cargill from various sellers, which Open Contracts are in existence on the Effective Date. TAI shall purchase the Open Contracts at the TAI truck bid on the Effective Date. If the parties cannot mutually agree to the TAI truck bid, the price shall be determined by an independent third party, mutually agreeable to both parties. Cargill shall indemnify and hold harmless TAI against all claims, damages, liabilities, costs, suits, obligations or penalties (including attorneys' fees) arising from Cargill's breach of or negligent administration or handling of any open hedge-to-arrive grain contracts which are assigned from Cargill to TAI ("HTA Contracts"), or arising from any questions of legality of such HTA Contracts to the extent that such questions of legality do not arise from TAI's breach of or negligent administration or handling of the HTA Contracts. TAI shall indemnify and hold harmless Cargill against all claims, damages, liabilities, costs, suits, obligations, or penalties (including attorneys' fees) arising from TAI's breach of or negligent administration or handling of the HTA Contracts.

                                   ARTICLE IV
                        DISPOSITION OF THIRD PARTY GRAIN

    4.1 ASSIGNMENT. On the Effective Date, Cargill anticipates having in storage at the Leased Facilities certain quantities of grain belonging to third parties (the "Cargill Third Party Grain"). The Cargill Third Party Grain is stored in the Leased Facilities under warehouse receipts, storage receipts or scale tickets ("Cargill Receipt Obligations"). On the Effective Date, Cargill shall assign to TAI the Cargill Receipt Obligations and warrants that sufficient quantity and quality of grain will remain in the Leased Facilities over and above the Cargill Inventory (as defined in Section 5.1 herein) on the Effective Date to satisfy the Cargill Receipt Obligations.

    4.2 PRORATION. Cargill and TAI agree that storage charges due under the Cargill Receipt Obligations shall be apportioned between them, Cargill to receive all storage charges accrued up to the Effective Date, TAI to receive all charges accruing thereafter, which charges shall be included on the P&L as defined in Section 6.3 herein. Any prepaid storage or other charges shall be prorated between Cargill and TAI as of the Effective Date. If TAI should receive payment for storage charges to which Cargill is entitled, TAI shall promptly forward such amounts to Cargill. Should it be necessary for either party to execute an assignment to the other to collect such charges, it shall do so.

    4.3 TAI THIRD PARTY GRAIN. On the Effective Date, TAI anticipates having in storage at the TAI Facilities certain quantities of grain belonging to third parties (the "TAI Third Party Grain"). The TAI Third Party Grain is stored in the TAI Facilities under warehouse receipts, storage receipts or scale tickets ("TAI Receipt Obligations"). All storage charges due under the TAI Receipt Obligations accrued on or after the Effective Date shall be included in the P&L. Any prepaid storage or other charges shall be prorated accordingly as of the Effective Date.

                                    ARTICLE V
                                    INVENTORY

    5.1 LEASED FACILITIES. On the Effective Date, Cargill will have in storage at the Leased Facilities inventories of grain (the "Cargill Inventory"). TAI will purchase the Cargill Inventory at the FOB Toledo value less * on the Effective Date (the "Inventory Price"). Prior to or on the Effective Date, representatives of Cargill and TAI shall determine by weigh-up/measurement the quantity and quality of the Cargill Inventory (and thereby the Cargill Third Party Grain). Quality of grain will be at market scale of discount. The cost of said weigh-up/measurement and grading shall be borne equally by Cargill and TAI. Should the representatives of Cargill and TAI be unable to agree on the quantity or quality of the Cargill Inventory or any portion thereof or the Third Party Grain, the matter shall be resolved in accordance with Article XIV of this Agreement. If the parties cannot mutually agree to the FOB Toledo value less * such value shall be determined by an independent third party, mutually agreeable to both parties.

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SEC

    5.2 TAI FACILITIES. On the Effective Date, TAI will have in storage at the TAI Facilities inventories of grain (the "TAI Inventory"). The parties shall mutually agree to a FOB Toledo value less * of the TAI Inventory as of the Effective Date, which amount shall be included on the P&L as defined in Section
6.3 herein. Prior to or on the Effective Date, representatives of Cargill and TAI shall determine by weigh-up/measurement the quantity and quality of the TAI Inventory. Quality of grain will be at market scale of discount. The cost of said weigh-up/measurement and grading shall be borne equally by Cargill and TAI, of which TAI's respective cost shall not be included on the P&L. Should the representatives of Cargill and TAI be unable to agree on the quantity or quality of the TAI Inventory or any portion thereof, the matter shall be resolved in accordance with Article XIV of this Agreement. If the parties cannot mutually agree to the FOB Toledo value less * , such value shall be determined by an independent third party, mutually agreeable to both parties .


                                   ARTICLE VI
                                FINANCIAL MATTERS

    6.1 EARNINGS THRESHOLD. -

        (a) INITIAL TERM. With respect to the Initial Term, the parties hereby establish a five-year cumulative earnings before long-term interest and income tax ("EBIT") threshold of * * ( * ) (the "Threshold"). In the event that the actual five-year cumulative EBIT of the Facilities is greater than the Threshold, the amount over the Threshold shall be distributed equally between the parties. If the actual five-year cumulative EBIT is below the Threshold, Cargill shall pay TAI the difference between the Threshold and the actual five-year cumulative EBIT, less all absorbed losses as described herein. TAI shall absorb fifty percent (50%) of each individual year's loss where the EBIT for the individual year is less than zero. In no event shall the sum of TAI's absorbed losses exceed the total actual five-year cumulative EBIT shortfall from the Threshold. If this Agreement is terminated before the expiration of the Initial Term, or before the expiration of the then current term, the Threshold shall be adjusted on a prorated basis. By way of example, if this Agreement is terminated 3 years 3 months into the Initial Term, the Threshold would be adjusted from * to * .

        (b) SECOND TERM. With respect to the Second Term, and any subsequent renewal terms, except as otherwise agreed in writing by the parties, the parties hereby establish a five-year cumulative EBIT threshold of * ( * ) (the "Second Term Threshold"). In the event that the actual five-year cumulative EBIT of the Facilities is greater than the Second Term Threshold, the amount over the Second Term Threshold shall be distributed equally between the parties. Unlike Section 6.1(a) above, Cargill shall not be obligated to pay TAI any difference between the Second Term Threshold and the actual five-year cumulative EBIT If the actual five-year cumulative EBIT is below the Second Term Threshold; provided, however, that at the end of the Second Term, Cargill will pay TAI 50% of any shortfall between the five-year cumulative EBIT and * , if any, up to a total of * ; by way of example, if the cumulative EBIT at the end of the Second Term is * , and consequently there is a * shortfall ( * minus
* ), Cargill would pay 50% of the * shortfall up to a total of * , which would be * in this example. If this Agreement is terminated before the expiration of the Second Term, or before the expiration of the then current term, the Second Term Threshold shall be adjusted on a prorated basis. By way of example, if this Agreement is terminated 3 years 3 months into the Second Term, the Second Term Threshold would be adjusted from * to * .

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SEC

    6.2 SETTLEMENT. In order to reconcile the distributions to which each party is entitled pursuant to Section 6.1 herein, the parties shall conduct interim tentative settlements on an annual basis as of May 31. Such settlements shall be based on interim annual thresholds of (a) * , * , * , * , and * for years one through five of this Agreement (i.e., the Initial Term), respectively, and (b) * , * , * , * , and * for years six through ten of this Agreement (i.e., the Second Term), respectively. Annual settlement payments shall be treated as a purchase price adjustment to all grain sold and purchased pursuant to Section
2.3 of this Agreement.

    By way of example, settlement would occur in the following manner:

    Example One (applying the provisions of 6.1(a) relating to the Initial Term)

    YEAR ONE: P&L states a profit of * . The interim threshold for year one is * .. The parties split equally the excess over the interim threshold, which excess is * in this example; therefore, TAI pays Cargill * . Accordingly, at end of year one, TAI's account is * , and Cargill's account is * .

    YEAR TWO: P&L states a loss of * . The interim threshold for year two is * . Because of the * loss, TAI's account is at * , and consequently requires an additional * * to match the interim threshold. However, because TAI and Cargill absorb the * loss on an equal basis, Cargill pays TAI * . Accordingly, at end of year two, TAI's account is * , and Cargill's account is negative * .

    YEAR THREE: P&L states a profit of * . The interim threshold for year three is $ * * . TAI's account is now at * , while Cargill's account is at negative * .. In order to reconcile the accounts to the interim threshold, TAI pays Cargill
* . Accordingly, at end of year three, TAI's account is * , and Cargill's account is * .

    YEAR FOUR: P&L states a loss of * . The interim threshold is * . Because of the * * loss, TAI's account is now at * , and consequently requires an additional * to match the interim threshold. However, because TAI and Cargill absorb the cumulative losses on an equal basis, Cargill pays TAI * ( * ) less * in cumulative losses). Accordingly, at end of year four, TAI's account is * , and Cargill's account is negative * .

    YEAR FIVE: P&L states a profit of * . The final threshold is * . TAI's account is now at * , while Cargill's account is at negative * . In order to reconcile the accounts to the final threshold, TAI pays Cargill * . Accordingly, at end of year five, TAI's account is * , and Cargill's account is negative * .

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SEC

    Example Two (applying the provisions of 6.1(a) relating to the Initial Term)

(All dollar figures are in millions)

YEAR                ACTUAL             INTERMIN           PAYMENT            CARGILL            TAI
----                EARNINGS           THRESHOLD          TO/(FROM)          CUMULATIVE         CUMULATIVE
                    --------           ---------          CARGILL            ACCOUNT            ACCOUNT
                                                          -------            -------            -------

1                           *                  *                  *                  *                  *
2                           *                  *                  *                  *                  *
3                           *                  *                  *                  *                  *
4                           *                  *                  *                  *                  *
5                           *                  *                  *                  *                  *

    6.3 PROFIT AND LOSS STATEMENT. TAI shall include the Leased Facilities in TAI's profit and loss statement currently dedicated by TAI to the TAI Facilities (the "P&L").

        The P&L SHALL INCLUDE the following items:

        (a) Rent paid by TAI pursuant to the Lease Agreement for the Leased Facilities;

        (b) TAI's purchases of the Toledo Grain;

        (c) Sales of the Toledo Grain by TAI to Cargill;

        (d) Certain allocated administrative and general operating costs mutually agreeable to the parties, including identified and quantified costs that relate specifically to the parties' origination, operation, and merchandising functions under this Agreement, including without limitation an annual fee in the amount of * to be paid to Cargill for each year during the Second Term;

        (e) Storage and other charges for Cargill Third Party Grain and TAI Third Party Grain pursuant to Article IV herein accrued on or after the Effective Date;

        (f) The market value of the TAI Inventory as of the Effective Date;

        (g) Depreciation of capital improvements made in accordance with Section
            6.4 of this Agreement; and

        (h) Such other items as may be mutually agreed by the parties.

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SEC

    The P&L SHALL NOT INCLUDE the following items:

        (a) Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys' fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with any grossly negligent act or omission by TAI or Cargill, including without limitation TAI's grossly negligent operation of the Facilities;

        (b) Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys' fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with TAI's or Cargill's failure or alleged failure to comply with all applicable laws, rules, regulations, orders and decrees of the United States and the State of Ohio;

        (c) Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys' fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with TAI's or Cargill's failure or alleged failure to comply materially with its contractual obligations;

        (d) Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys' fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with any environmental condition at the Facilities to the extent that such environmental condition arises from, relates to or results from (i) the use, operation or ownership of the Facilities and the conduct of business therein, thereon, thereabout or with regard thereto at all times prior to the Effective Date, (ii) any deviation by TAI from standard business practices, or (iii) any violation of the law.

        (e) Claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys' fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with TAI's or Cargill's deviations from grain industry standards;

        (f) Such other items as may be mutually agreed by the parties.

    6.4 CAPITAL IMPROVEMENTS.

        (a) Each party is entering into this Agreement with a solid trust in the respective condition of the other's facilities, as well as the past operating standards that each party employed in the operation of each party's respective facilities. The Lease Agreement represents a strong vote of confidence by Cargill in TAI's ability to operate the Cargill facilities in conformance with high standards for safety, maintenance and recapitalization.

        In defining the guidelines for capital spending and depreciation recovery, neither party should benefit at the expense of the other party. While each party retains absolute accountability for its asset investment, Cargill is entrusting TAI with oversight responsibility as the Lessee, to manage the Cargill assets with the same degree of vigilance as extended to their own assets, and in accordance with the Lease Agreement.

        TAI will annually assemble a Capital Spending Plan for each of the Facilities. The Capital Spending Plan ("Plan") shall be submitted to Cargill for review in advance of the June-July fiscal year. Review and approval by each party is required. This will establish the basic framework for capital spending against which each party can measure and decide on appropriate deviations from the Plan.

        (b) MINOR CAPITAL SPENDING:

        "Minor Capital Spending" is defined as any project with a total project cost of less than * but greater than * and considered an acceptable and appropriate expenditure to be capitalized under the Internal Revenue Tax Code.

        "Profit Maintaining Minor Capital Spending" is defined as any capital expenditures necessary to maintain the continued operating standards and serviceability of the Facilities.

        "Profit Adding Minor Capital Spending" is defined as any capital expenditures that add minor amounts of revenue and profit to the P&L.

        Minor Capital Spending may also include expenditures for safety and/or environmental facility upgrades in order to comply with state and federal regulations and/or best operating standards and practices.

        (c) MAJOR CAPITAL SPENDING:

        "Major Capital Spending" is defined as any project with a total cost equal to or greater than * .

        "Profit Maintaining Major Capital Spending" is defined as any capital expenditure equal to or in excess of * that serves to return the facility to its original operating level of serviceability and does not increase revenues and operating net income by a marked degree. Profit Maintaining Major Capital Spending may also include expenditures on Safety and Environmental projects required by State or Federal law or best operating practices.

        "Profit Adding Major Capital Spending" is defined as any capital expenditure equal to or in excess of * that will increase operating revenues, net income and EBIT by a marked degree.

        (d) RULES AND GUIDELINES:

            (i) TAI shall be required to pay for all Capital Spending related to or affecting the Facilities.

            (ii) TAI has authority to approve all Minor Capital Spending in the Plan less than * per project, so long as such expenditures are consistent with the Plan.

            (iii) Proposed expenditures of * per project or more related to or affecting the Cargill Facilities will be submitted to Cargill for prior approval, including all expenditures within the Plan.

            (iv) TAI's capital spending approval procedures will govern TAI's decision-making process for Minor Capital Spending.

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SEC

            (v) Substitutions within the framework of the Plan will be allowed for expenditures less than * . Substituted expenditures of amounts greater than * will require the approval of the owner of the affected Facility.

            (vi) All Major Capital Spending in excess of * per project will require prior approval by both parties regardless of the affected Facility.

            (vii) All capital spending in excess of or outside of the Plan will require prior approval by both parties.

            (viii) Upon termination of the Lease Agreement, Cargill shall purchase from TAI, and TAI shall sell to Cargill, all alterations, additions and improvements to the Cargill Facilities at the then current book value of such alterations, additions and improvements, consistent with
                   Section 7(b) of the Lease Agreement.

    6.5 RIGHT TO AUDIT DOCUMENTS. Both parties shall have the right at any time and upon reasonable notice to the other party to audit the other party's financial records relating to and generated pursuant to this Agreement. Such review shall be subject, however, to the Guidelines (as defined in Section 8.1 herein) provided to the parties by joint legal counsel.

    6.6 EFFECT OF DEFICIENCY ON THRESHOLD. In the event that TAI's capability to maximize origination pursuant to this Agreement is materially restricted, limited or in any way deficient in any respect as a result of a force majeure, any grossly negligent act or omission by TAI, or by any significant event that substantially interferes with all or part of the normal business activities of the Facilities, which event could not reasonably be foreseen by the parties (including by way of example, but not limited to, an explosion, a shutdown of the Great Lakes market, or a facility-related weather disaster), the Threshold shall be renegotiated to reflect such deficiency. The parties shall assign a percentage to the loss in capability, and the Threshold shall be reduced accordingly by such percentage for the duration of the deficiency. If the parties are unable to agree on a percentage loss in capability, the matter will be resolved pursuant to Article XIV herein.

                                   ARTICLE VII
                        RELATIONSHIP BETWEEN THE PARTIES

    7.1 TAI shall conduct its business under this Agreement in the purchase and sale to Cargill of the Toledo Grain as a principal for its own account and at its own expense and risk, subject to the terms and conditions of this Agreement. Cargill shall conduct its business under this Agreement in the purchase from TAI and the merchandising of the Toledo Grain as a principal for its own account and at its own expense and risk, subject to the terms and conditions of this Agreement

    7.2 TAI shall have no power to make, and shall not make, any representations on behalf of Cargill. TAI warrants that it will not act or attempt to act as agent for or representative of Cargill, and will not create or attempt to create any obligation binding upon Cargill, or assert or compromise or attempt to assert or compromise any right of Cargill. Cargill shall have no power to make, and shall not make, any representations on behalf of TAI. Cargill warrants that it will not act or attempt to act as agent for or representative of TAI, and will not create or attempt to create any obligation binding upon TAI, or assert or compromise or attempt to assert or compromise any right of TAI.

*CONFIDENTIAL INFORMATION HAS BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND FILED SEPARATELY WITH THE SEC

                                  ARTICLE VIII
                                  COMMUNICATION

    8.1 GENERAL. Prior to the Effective Date, joint legal counsel for the parties shall furnish the parties with specific guidelines relating to future communications between the parties and each party's right to audit the other party's financial records pursuant to Section 6.5 herein (the "Guidelines"). The parties shall strictly follow the Guidelines in all future communications between the parties and in conducting all audits pursuant to Section 6.5 herein. The parties acknowledge that the communication guidelines currently in effect are entitled 'Cargill and The Andersons Communication Guidelines for the Business Alliance at Toledo/Maumee, Ohio,' which were distributed to the parties by their respective legal counsel in April 15, 2002.

    8.2 ADVISORY PANEL. An advisory panel consisting of approximately three (3) representatives, unless the parties otherwise mutually agree, from each party (the "Panel") shall be established as soon as reasonably practicable after commencement of the Initial Term. The Panel shall meet on a quarterly basis, unless otherwise agreed, to address issues relating to the origination and merchandising of the Toledo Grain; provided, however, that the parties shall strictly follow the Guidelines in all communications between representatives of the Panel.

                                   ARTICLE IX
                            CONFIDENTIAL INFORMATION

    9.1 Cargill and TAI hereby agree that they each will keep the terms and conditions of this Agreement confidential and proprietary, will only disclose the contents of this Agreement with those of their employees and others who are on a need-to-know basis, and will ensure that reasonable procedures are implemented to maintain the confidential nature of this Agreement with care equal to that given to confidential information of its own respective business, but in no event less than a reasonable degree of care. Cargill and TAI assume liability for any breach of this Article by it or any of its employees, agents or representatives. The obligations set forth in this Article shall survive any termination of this Agreement.

    9.2 TAI shall keep confidential any Cargill information (whether business marketing, technical or other data) known to it to be, or designated by Cargill as being, confidential ("Confidential Information"), and shall use such care as TAI would use in maintaining the confidentiality of its own confidential information. TAI shall use such information only to the extent needed and for the purpose of performing its obligations under this Agreement. TAI's obligations under this Section 9.02 shall survive any termination of this Agreement, except that the obligation of confidentiality under this Section 9.02 shall not apply:

        (a) to information known to TAI, as evidenced by TAI, at the time of TAI's receipt thereof from Cargill; or

        (b) to information received by TAI from a third party under no obligation of confidentiality to Cargill.

    9.3 Cargill shall keep confidential any TAI information (whether business marketing, technical or other data) known to it to be, or designated by TAI as being, confidential ("Confidential Information"), and shall use such care as Cargill would use in maintaining the confidentiality of its own confidential information. Cargill shall use such information only to the extent needed and for the purpose of performing its obligations under this Agreement. Cargill's obligations under this Section 9.03 shall survive any termination of this Agreement, except that the obligation of confidentiality under this Section 9.03 shall not apply:

        (a) to information known to Cargill, as evidenced by Cargill, at the time of Cargill's receipt thereof from TAI; or

        (b) to information received by Cargill from a third party under no obligation of confidentiality to TAI.

                                    ARTICLE X
                               EMPLOYMENT MATTERS

    10.1 Any persons who are employed by Cargill at the Leased Facilities immediately prior to the Effective Date and who are terminated in anticipation of this Agreement shall be considered for employment by TAI. It is mutually understood and agreed, however, that TAI is under no obligation to hire and provide employment for any such employees.

    10.2 Cargill has terminated any employment relationship it previously had with certain of its employees at the Leased Facilities. Cargill shall have no further supervisory function whatsoever with respect to any of such former employees at the Leased Facilities. TAI has sole authority to operate the Leased Facilities for the purposes of the relationship contemplated in this Agreement. Accordingly, TAI shall be solely responsible for the direction of its agents, servants and employees, including all former employees of Cargill hired by TAI. In particular and without limitation, TAI shall be solely responsible for its employees' selection, hiring, firing, supervision, wages and benefits, hours, performance standards, training and discipline. TAI shall also be solely responsible for compliance with all applicable local, state and federal laws and regulatory requirements relating to its employees.

    10.3 Notwithstanding the foregoing, if TAI hires any Cargill employees, TAI shall recognize past service of such employees for vacation and sick pay eligibility purposes only. TAI will also waive the one year waiting period for participation in its RSIP (401K Plan). Further, such employees shall be subject to the applicable vesting schedules under the pension benefit plans, based on the employment date of such employees with TAI. Health insurance coverage will commence on the date of hire of such employees as TAI employees, and there will be no exclusions for pre-existing conditions. Such former employees' participation in Cargill's employee welfare, pension, fringe benefit and profit sharing plans shall terminate on the Effective Date.

                                   ARTICLE XI
                         REPRESENTATIONS AND WARRANTIES

    11.1 REPRESENTATIONS AND WARRANTIES OF CARGILL. Cargill represents and warrants as follows to TAI, such representations and warranties to be true and correct on the Effective Date, that:

        (a) ORGANIZATION, QUALIFICATION AND GOOD STANDING. Cargill is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered to do business in and is in good standing under the laws of the State of Ohio. All corporate proceedings required to be taken by Cargill to authorize the execution, delivery and consummation of this Agreement have been duly and validly taken and will be in full force and effect on the Effective Date.

        (b) AUTHORITY; BINDING EFFECT. Cargill has full power and authority to execute and perform this Agreement, and this Agreement constitutes a legal, valid and binding obligation of Cargill enforceable against Cargill in accordance with its terms, subject to applicable bankruptcy or insolvency laws.

        (c) COMPLIANCE WITH OTHER INSTRUMENTS. Cargill is neither a party to, nor otherwise subject to, any agreement or other instrument which would prevent or prohibit Cargill from or require any consent to, the execution or consummation hereof.

    11.2 SURVIVAL OF WARRANTIES AND INDEMNIFICATION. All the warranties and representations given by Cargill in Section 11.1 herein or elsewhere in this Agreement, all of which are relied upon by the TAI, shall survive the Effective Date hereof. Cargill agrees to indemnify and hold TAI harmless from and against any loss, damage, claim, liability, cost, expense or penalty (including reasonable attorneys' fees) which TAI may incur or sustain after the Effective Date resulting from or arising out of any breach of any of said representations and warranties.

    11.3 REPRESENTATIONS AND WARRANTIES OF TAI. TAI represents and warrants as follows to Cargill, such representations and warranties to be true and correct on the Effective Date, that:

        (a) ORGANIZATION, QUALIFICATION AND GOOD STANDING. TAI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is registered to do business in and is in good standing under the laws of the State of Ohio. All corporate proceedings required to be taken by TAI to authorize the execution, delivery and consummation of this Agreement have been duly and validly taken and will be in full force and effect on the Effective Date.

        (b) AUTHORITY; BINDING EFFECT. TAI has full power and authority to execute and perform this Agreement, and this Agreement constitutes a legal, valid and binding obligation of TAI enforceable against TAI in accordance with its terms, subject to applicable bankruptcy or insolvency laws.

        (c) COMPLIANCE WITH OTHER INSTRUMENTS. TAI is neither a party to, nor otherwise subject to, any agreement or other instrument which would prevent or prohibit TAI from or require any consent to, the execution or consummation hereof.

        (d) CORPORATE DOCUMENTS. TAI has provided Cargill with all corporate documents evidencing the provisions that TAI has in place which limit potential changes in control of TAI.

    11.4 SURVIVAL OF WARRANTIES AND INDEMNIFICATION. All the warranties and representations given by TAI in Section 11.3 herein or elsewhere in this Agreement, all of which are relied upon by the Cargill, shall survive the Effective Date hereof. TAI agrees to indemnify and hold Cargill harmless from and against any loss, damage, claim, liability, cost, expense or penalty (including reasonable attorneys' fees) which Cargill may incur or sustain after the Effective Date resulting from or arising out of any breach of any of said representations and warranties.

                                   ARTICLE XII
                                 INDEMNIFICATION

    12.1 INDEMNIFICATION BY CARGILL. Cargill shall defend, exonerate, indemnify and hold harmless TAI, its officers, directors, employees and agents from and against all claims, damages, liabilities, costs, and expenses, suits, obligations or penalties (including attorneys' fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with (a) any breach of this Agreement by Cargill; and (b) the operation or ownership of the Leased Facilities and the conduct of its business therein, thereon, thereabout or with regard thereto at all times prior to the Effective Date, including without limiting the generality of the foregoing all environmental liabilities.

    12.2 INDEMNIFICATION BY TAI. TAI shall defend, exonerate, indemnify and hold harmless Cargill, its officers, directors, employees and agents from and against all claims, damages, liabilities, costs, expenses, suits, obligations or penalties (including attorneys' fees and costs of defense) of any and every nature whatsoever arising out of or in any manner connected with (a) any breach of this Agreement by TAI; (b) the operation or ownership of the TAI Facilities and the conduct of business therein, thereon, thereabout or with regard thereto at all times prior to the Effective Date, including without limiting the generality of the foregoing all environmental liabilities; (c) the grossly negligent operation or ownership of the TAI Facilities and the grossly negligent conduct of business therein, thereon, thereabout or with regard thereto at all times on and after the Effective Date, including without limiting the generality of the foregoing all environmental liabilities; (d) the grossly negligent use, operation or occupancy of the Leased Facilities and the grossly negligent conduct of business therein, thereon, thereabout or with regard thereto at all times on and after the Effective Date, including without limiting the generality of the foregoing all environmental liabilities; and (e) any grossly negligent act or omission or willful misconduct by TAI.

    Notwithstanding the foregoing or anything to the contrary in the Lease Agreement, the parties intend that the P&L shall include all customary items, except as otherwise provided by Section 6.3 of this Agreement. TAI's failure to follow, use, adopt, implement or recognize standard business practices, including, without limitation, standard business practices of a grain handling business, may be a factor in determining whether TAI is grossly negligent for purposes of this Agreement; provided, however, that the mere fact that TAI is found liable for negligence against a third party shall not be determinative in and of itself as to whether TAI is grossly negligent for purposes of this Agreement for the same conduct giving rise to TAI's negligence against such third party.

    12.3 NOTICE. Each party agrees to promptly give the other party notice of any claim or indemnification arising under this Section.

    12.4 SURVIVAL. The obligations of each party under the foregoing indemnification provisions shall survive the termination of this Agreement.

                                  ARTICLE XIII
                                  FORCE MAJEURE

    13.1 The obligations of each party under this Agreement may be delayed or suspended in the event of Act of God, war, riot, fire, explosion, accident, flood, sabotage, inability to obtain fuel, power, raw material, labor, containers or transportation, facilities, governmental laws, regulations, order or action, breakage or failure of machinery or apparatus, national defense requirements or any other event beyond the reasonable control of such party or in the event of labor trouble, strike, lockout or injunction (whether or not such labor event is within the reasonable control of such party), any of which events prevents the sale, purchase or merchandising of the Toledo Grain. For purposes of this Section 13.1, ordinary variations in weather conditions, including without limitation prolonged periods of dryness or wetness, shall not be considered an event of force majeure. If, because of any such event, either party is unable to meet its obligations in part or in whole under this Agreement, the obligations of the affected party shall be abated during the period in which its performance is prevented by the event of force majeure upon giving prompt notice of such event to the other party. The other party's performance shall likewise be abated during such period, but this Agreement shall otherwise remain unaffected.

                                   ARTICLE XIV
                               DISPUTE RESOLUTION

    14.1 In the event a dispute arises under this Agreement that cannot be resolved by those with direct responsibility for the matter in dispute, such dispute shall be resolved by way of the following process:

        (a) The Panel shall meet to discuss the basis for the dispute and shall use its best efforts to reach a reasonable resolution to the dispute.

        (b) If the Panel fails to resolve the dispute within 10 days of its receipt of written notice of the dispute, the matter in dispute shall be brought to the attention of senior management at Cargill and TAI. Said management shall meet in person to negotiate a good faith resolution to the dispute within 20 days of their receipt of written notice of the dispute.

        (c) If such negotiations are unsuccessful, the matter may promptly be submitted by either party to an individual or organization recognized in the field of alternate dispute resolution as may be agreed upon by the parties (collectively referred to as the "Mediator"). The Mediator shall, within thirty
(30) days after its receipt of a party's request for assistance, recommend to the parties, in writing, a procedure for non-binding mediation ("Mediation") for resolving such matter. The Mediator's recommendation shall also set forth rules for the recommended process including without limitation: (i) a schedule for the exchange of documents and short narrative statements summarizing each party's position on the matter; (ii) if appropriate in the Mediator's view, an expedited discovery schedule; (iii) the format and location of the Mediation; and (iv) the time period in which the Mediation is to be completed. The Mediator shall conduct the Mediation.

        (d) At the conclusion of the Mediation, the representatives shall meet and attempt to resolve the matter. If the matter cannot be resolved within such period as the Mediator deems reasonable (but not later than ninety (90) days after the Mediator has issued its procedural recommendation for the Mediation), the Mediator shall (upon request of either party) certify to the parties that the matter is incapable of resolution through the Mediation process and the matter shall, thereafter, promptly be submitted to and settled by arbitration in accordance with the Commercial Arbitration Rules, then in effect, of the American Arbitration Association ("AAA"), except to the extent modified herein. The arbitration shall be held in Ohio. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

        (e) Each party shall within thirty (30) days of receipt of notice that the matter has been referred to arbitration, appoint one arbitrator and, within thirty (30) days of the appointment of the last of such two arbitrators, the two arbitrators shall appoint a third arbitrator. If either party or the two arbitrators fail to timely appoint an arbitrator, the said arbitrator shall be appointed by AAA. The arbitrators shall not be empowered to award punitive or exemplary damages.

        (f) Unless otherwise determined by the arbitration panel, the parties shall bear their respective costs incurred in connection with the procedures described in this Section, except that the parties shall share equally the fees and expenses of any Mediation or arbitration.

        (g) Notwithstanding any other provision of this Agreement, each party shall still be entitled to access the courts to obtain appropriate injunctive relief.

        (h) During the pendency of any dispute resolution procedure pursuant to this Section, the effectiveness of any notice of termination given pursuant to this Agreement shall be suspended.

                                   ARTICLE XV
                            MISCELLANEOUS PROVISIONS

    15.1 ASSIGNMENT. Neither Cargill nor TAI may assign this Agreement without the prior written consent of the other party.

    15.2 WAIVER. Failure by either party at any time to require performance by the other party or to claim a breach of any provision of this Agreement will not be construed as a waiver of any right accruing hereunder, nor will it affect any subsequent breach or the effectiveness of this Agreement or any part hereof, or prejudice either party as regards any subsequent action. A waiver of any right accruing to either party pursuant to this Agreement shall not be effective unless given in writing.

    15.3 NOTICES. Whenever notice is required by the terms hereof, it shall be given in writing by delivery in person, by recognized overnight delivery service, or by certified or registered mail addressed to the other party at the following address or such other address as a party shall designate by appropriate notice:

          If to Cargill:                     Cargill, Incorporated
                                             15407 McGinty Road West
                                             Wayzata, MN  55391
                                             Attn:  Daniel P. Dye

          With a copy to:                    Cargill, Incorporated
                                             15407 McGinty Road West
                                             Wayzata, MN  55391
                                             Attn:  AgHorizons Attorney

          If to TAI or TAAG:                 The Andersons, Inc.
                                             480 W. Dussel Drive
                                             P.O. Box 119
                                             Maumee, OH  43537
                                             Attn:  Hal Reed

          With a copy to:                    The Andersons, Inc.
                                             480 W. Dussel Drive
                                             P.O. Box 119
                                             Maumee, OH  43537
                                             Attn: Beverly McBride

If notice is given by mail, it shall be effective three (3) days after mailing.

    15.4 CONSTRUCTION OF TERMS OF AGREEMENT; MODIFICATION. The language in all parts of this Agreement shall be constructed as a whole according to its fair meaning and not strictly for or against any party hereto. Headings in this Agreement are for convenience only and are not construed as a part of this Agreement or in any defining, limiting or amplifying the provisions hereof. This Agreement contains the entire agreement, and supersedes and replaces any prior agreements (either written or oral), between the parties with respect to the subject matter hereof and shall not be modified in any manner except by an instrument in writing executed by the parties hereto. In the event any term, covenant or condition herein contained is held to be invalid or void by any court of competent jurisdiction, the invalidity of any such term, covenant or condition shall in no way affect any other term, covenant or condition herein contained.

    15.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the successors and assigns of each of the parties hereto; provided, however, that this Agreement shall not be assigned, transferred or sold by either party without the prior written consent.

    15.6 COMPLIANCE WITH LAWS. Cargill and TAI each agrees to perform its obligations under this Agreement in material compliance with all applicable laws, rules, regulations, orders and decrees of the United States and the State of Ohio.

    15.7 NO THIRD PARTY BENEFICIARY. No person or entity shall be deemed to be a third party beneficiary of this Agreement and nothing expressed or implied in this Agreement shall be deemed to confer upon any person or entity, or any heir, successor, assign or legal representative thereof, any rights or remedies of any nature or kind whatsoever, including without limitation any right to contract or any right to employment or continued employment.

    15.8 GOVERNING LAW. This Agreement is to be governed by, and construed in accordance with, the laws of the State of Ohio, without reference to its conflicts of law rules.

    15.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



    IN WITNESS WHEREOF, Cargill, Incorporated and The Andersons, Inc. have executed this Agreement effective the day and year first above written.


CARGILL, INCORPORATED                      THE ANDERSONS, INC.

By:      /s/Daniel P. Dye                  By:      /s/Hal Reed
         --------------------------------  ------------------------------------

Printed Name:  Daniel P. Dye               Printed Name: Hal Reed
               --------------------------                ----------------------

Its:     President, Cargill AgHorizons     Its:     President, Grain Division
         -----------------------------              ---------------------------


THE ANDERSONS AGRICULTURE GROUP, L.P.
BY:      THE ANDERSONS, INC., ITS SOLE GENERAL PARTNER


         By:      /s/Michael J. Anderson
                  --------------------------------------------

         Printed Name:  Michael J. Anderson
                        -----------------------------------

         Its:     President and CEO
                  -----------------------------------